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                   U.S. SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.


                                 FORM 12b-25



                         NOTIFICATION OF LATE FILING

(Check One):

/ / Form 10-K   / / Form 20-F   / / Form 11-K   / / Form 10-Q   / / Form N-SAR

      For Period Ended:
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      /X/ Transition Report on Form 10-K
      / / Transition Report on Form 20-F
      / / Transition Report on Form 11-K
      / / Transition Report on Form 10-Q
      / / Transition Report on Form N-SAR

      For the Transition Period Ended:  March 2, 1996
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Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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Part I -- Registrant Information

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Full Name of Registrant:     EDUDATA CORPORATION
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Former Name if Applicable:   --------------------------------------------------

Address of Principal Executive Office
  (Street and Number):       200 N. Westlake Boulevard, Suite 202
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City, State and Zip Code:    Westlake Village, CA 91362
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Part II -- Rules 12b-25 (b) and (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

/ / (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense; See following narrative.

/X/ (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

/ / (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III -- Narrative

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State below in reasonable detail the reasons why Form 10-K, 11-K, 10-Q, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period:

     On May 20, 1996, the Company determined to change its year end from July 31st to the Saturday nearest to February 28th (or 29th), beginning the period ended March 2, 1996. Due to the complexity of issues relating to the acquisition of Dental/Medical Diagnostic Systems, LLC and Bavarian Dental Instruments, Inc. the Company has not been able to complete the gathering of information necessary for the preparation of the Company's financial statements and Form 10-KSB for the period ended March 2, 1996.

     The Company expects to complete the filing of its Form 10-K for the period ended March 2, 1996 on or before the fifteenth calendar day following the prescribed due date.

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Part IV -- Other Information

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     (1) Name and telephone number of person to contact in regard to this notification:

Martin S. McDermut             (805)           381-2700
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    (Name)                  (Area Code)    (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company
Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                             /X/ Yes      / / No


     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                             / / Yes      /X/ No


     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                             EDUDATA CORPORATION
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                 (Name of Registrant as specified in charter)


has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: May 31, 1996            By:  /s/ Robert H. Gurevitch
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                              Robert H. Gurevitch
                              Chief Executive Officer and
                              Chairman of the Board